                                                                      EXHIBIT Y



                         REGISTRATION RIGHTS AGREEMENT


                 REGISTRATION RIGHTS AGREEMENT dated as of December 7, 1995 (the "Agreement") by and among PHOENIX INFORMATION SYSTEMS CORP., a Delaware corporation (the "Company"), and S-C PHOENIX HOLDING, L.L.C., a Delaware limited liability company ("S-C") and QUANTUM INDUSTRIAL PARTNERS, LDC, a Cayman Islands limited duration company ("Quantum") (each of S-C and Quantum, together with its successors and permitted assigns, a "Rights Holder" and, collectively, the "Rights Holders").

                 This Agreement is made pursuant to (a) the Options Agreement dated the date hereof between the Company and the Rights Holders relating to the grant by the Rights Holders to Phoenix of an option (the "Call Option") to acquire a fifty percent (50%) interest in American Aviation Limited ("AA") and the grant by Phoenix to the Rights Holders an option to sell to Phoenix up to one hundred percent of their interest in AA and (b) the Warrant Agreements dated as of the date hereof between the Company and the Rights Holders relating to the purchase by the Rights Holder of warrants (the "Warrants") to purchase 4,000,000 shares of common stock of the Company ("Common Shares"). In order to induce the Rights Holders to grant the Company the Call Option and to purchase the Warrants, the Company has agreed to provide registration rights with respect to the Common Shares issuable upon exercise of the Warrants, as set forth herein.

                 Accordingly, the parties hereby agree as follows:

                 1.       Definitions.  For the purposes of this Agreement:

                          (a)     The terms, "register," "registered" and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "1933 Act"), and the declaration or ordering of effectiveness of such registration statement or document; and

                          (b)     The term "Registrable Securities" means (i)
the Common Shares issued to either Rights Holder upon exercise of the Warrants and (ii) any other Common Shares issued by the Company that are acquired by a Rights Holder by purchase or transfer or issued to a Rights Holder by the Company upon the conversion or exercise of any warrant, right or other security, whether purchased, acquired by transfer or issued as a dividend or other distribution with respect to, in exchange for or in replacement of any Common Shares or other securities of the Company.

                 2.       Registration Rights.

                          2.1     Registration upon Demand.  If, for any
reason, any portion of the Registrable Securities has not been included in any registration of the Company's shares of common stock effected pursuant to that certain Registration Rights Agreement (the "Prior Rights Agreement") dated as of December 9, 1994 by and between the Company and S-C Phoenix

Partners, and if, for any reason, the unregistered portion of the Registrable Securities of one or both Rights Holders is not eligible for registration pursuant to the terms of the Prior Rights Agreement or the registration rights granted by the Company under the Prior Rights Agreement are otherwise unavailable to a Rights Holder, then, at any time after the date hereof, upon the written request of S-C or Quantum or their respective successors in interest, or such persons' or their designated representative (the "Investor Representative") (it being agreed that at all times there shall be no more than one Investor Representative for the Rights Holders) requesting that the Company effect the registration under the 1933 Act of all or part of the Registrable Securities (provided that any such part shall be not less than fifteen (15%) percent of the Common Shares issued to a Rights Holder upon exercise of the Warrants), which request shall specify the intended method of distribution thereof, the Company shall use its best efforts to so register (a "Demand Registration"), as expeditiously as may be practicable, the Registrable Securities that the Rights Holders have requested the Company to register; provided, however, that the Rights Holders, together, shall have the right to make only one such Demand Registration hereunder. The parties will cooperate to coordinate requests made under this Agreement for registration of the Registrable Securities with registrations effected under the Prior Rights Agreement.

                          2.2     "Piggy-back" Registrations.  If, at any time
after the date hereof, the Company proposes to register any securities under the 1933 Act in connection with any offering of its securities, whether or not for its own account, the Company shall furnish prompt written notice to each Rights Holder of the Company's intention to effect such registration and the intended method of distribution in connection therewith. Upon the written request of a Rights Holder, made to the Company within 30 days after the receipt of such notice, the Company shall include in such registration the requested number of such Rights Holder's Registrable Securities (a "Piggy-back Registration").

                          2.3     Obligations of the Company.  Whenever the
Company is required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                                  (a)      Prepare and file with the Securities
and Exchange Commission (the "SEC") a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for up to 60 days;

                                  (b)      Prepare and file with the SEC such
amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of applicable law with respect to the disposition of all securities covered by such registration statement;

                                  (c)      Except in connection with an
underwritten offering, furnish to each Rights Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of applicable law, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by each Rights Holder;

                                  (d)      Use its best efforts to register and
qualify the securities covered by such registration statement under such other securities laws of such states as shall be reasonably requested by a Rights Holder or the underwriters, in the case of an underwritten offering; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions;

                                  (e)      In the event of any underwritten
public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The managing underwriter shall be selected by either or, if applicable, both Rights Holders in the case of a demand of registration, which managing underwriter shall be reasonably satisfactory to the Company. Each Rights Holder also shall enter into and perform its obligations under such an agreement; and

                                  (f)      Notify each Rights Holder, at any
time when a prospectus relating thereto is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                          2.4     Furnish Information.  It shall be a condition
precedent to the obligation of the Company to take any action pursuant to this
Section 2 with respect to a Rights Holder that such Rights Holder shall furnish to the Company such information regarding such Rights Holder, the Registrable Securities held by it and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of the Registrable Securities.

                          2.5  Expenses of Registration.  With respect to a
Demand Registration or Piggy-back Registration, the Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations made pursuant to Section 2.1 or Section 2.2, as the case may be, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and each Rights Holder, but excluding underwriting discounts and commissions relating to Registrable Securities.

                          2.6     Underwriting Requirements.  In connection
with any offering involving an underwriting of Common Shares in which the Rights Holder has "piggy-back" rights, the Company shall not be required under
Section 2.3 to include any of the securities of a Rights Holder in the registration of the Securities to be included in such underwriting unless such Rights Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their reasonable discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities requested by a Rights Holder and any other shareholder to be included in such offering, exceeds the number of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only such number of Registrable Securities as, together with the securities, if any, being registered by all other shareholders, including Robert P. Gordon ("Gordon") and the other holders of registration rights with respect to securities of the Company on the date hereof (the "Other Rights Holders"), the underwriters determine in their reasonable discretion will not jeopardize the success of the offering. The securities of all other shareholders (other than Gordon and the Other Rights Holders) shall be reduced (or eliminated) in order to satisfy the reduction required by the underwriters before any Registrable Securities of a Rights Holder are reduced (or eliminated). For so long as a Rights Holder has rights pursuant to Sections 2.1 and 2.2 hereof, if the Company grants to any person any rights to have their securities included in any registration statement to be filed by the Company, such rights shall be subordinate to the rights granted to each Rights Holder herein.

                          2.7     Indemnification.  In the event any
Registrable Securities are included in a registration statement under this
Section 2:

                                  (a)      To the extent permitted by law, the
Company shall indemnify and hold harmless each Rights Holder, any underwriter (as defined in the 1933 Act or other applicable law) for a Rights Holder, each person, if any, who controls a Rights Holder or underwriter within the meaning of the 1933 Act or the United States Securities Exchange Act of 1934, as amended (the "1934 Act") or other applicable law, and any officer, director or agent thereof, against any and all losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the 1933 Act or other applicable law, or any rule or regulation promulgated under the 1933 Act or other applicable law; and the Company shall pay to each Rights Holder, underwriter or controlling person any reasonable legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (y) a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the applicable Rights Holder or such underwriter or controlling person or (z) the use by any party, after receipt of a notice from the Company pursuant to Section 2.3(f) above, of the prospectus referred to in such notice.

                                  (b)      To the extent permitted by law, each
Rights Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act or other applicable law, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (y) any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Rights Holder expressly for use in connection with such registration, or (z) the use by such Rights Holder, after receipt of a notice from the Company pursuant to Section 2.3(f) above, of the prospectus referred to in such notice; and such Rights Holder shall pay any reasonable legal or other expenses incurred by any person to be indemnified pursuant to this
Section 2.7(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Rights Holders, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity by a Rights Holder under this
Section 2.7(b) exceed the proceeds from the offering received by such Rights Holder.

                                  (c)      Promptly after receipt by an
indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, to assume the defense thereof; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

                                  (d)      The obligations of the Company and
the Rights Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities under a registration statement pursuant to this Section 2 or otherwise.

                          2.8     "Market Stand-off" Agreement.  Each Rights
Holder hereby agrees that, during the period specified by the Company and the managing underwriter of Common Shares or other securities of the Company following the effective date of a registration statement of the Company, such Rights Holder shall not, to the extent reasonably requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by such the Rights Holder at any time during such period, except any Common Shares included in such registration; provided, that private transfers of such securities shall not be restricted during such period; and provided further that such period shall not extend more than 15 days prior to or beyond 120 days after the closing of the offering. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of a Rights Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                 3.       Miscellaneous.

                          3.1     Successors and Assigns.  The provisions of
this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto; provided, however, that the Company shall not assign any of its obligations hereunder without the prior written consent of each Rights Holder and that neither Rights Holder may assign any of its rights hereunder except to transferees to which it has transferred any Warrants or shares of Common Stock, in accordance with the Options Agreement and the Warrant Agreements. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                          3.2     Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

                          3.3     Counterparts.  This Agreement may be executed
by one or more of the parties to this Agreement on separate counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                          3.4     Captions and Headings.  The captions and
headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                          3.5     Notices.  Any notice, demand or delivery
authorized by this Agreement shall be in writing and shall be sufficiently given or made upon receipt thereof, if made by personal delivery or facsimile transmission (with confirmed receipt thereof), or four business days after mailed, if sent by first-class mail, postage prepaid, addressed, to the Investor Representative or the Company, as the case may be, at their respective addresses below, or such other address as shall have been furnished to the party giving or making such notice, demand or delivery:

                          (a)     If to the Company, to it at:

                                  Phoenix Information Systems Corp.
                                  100 Second Avenue South, Suite 100
                                  St. Petersburg, Florida  33701
                                  Attention:  Robert P. Gordon, Chairman
                                  Facsimile:  813-821-7565

                         [(b)    If to the Rights Holders, to the
                                 Investor Representative at:

                                 S-C Phoenix Holdings, L.L.C.
                                 c/o The Chatterjee Group
                                 888 Seventh Avenue, Suite 3300
                                 New York, New York  10106

                                 Attention:  Peter A. Hurwitz, Esq.
                                 Facsimile:  212-489-2005

                                 with a copy to:

                                 Soros Fund Management
                                 888 Seventh Avenue, Suite 3300
                                 New York, New York  10106
                                 Attention:  Sean A. Warren, Esq.
                                 Facsimile:  212-489-2005

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                        S-C PHOENIX HOLDINGS, L.L.C.,


                                        By
                                           -------------------------
                                           Name:
                                           Title:


                                        QUANTUM INDUSTRIAL PARTNERS, LDC


                                        BY
                                           -------------------------
                                           Name:
                                           Title:

                                        PHOENIX INFORMATION SYSTEMS CORP.


                                        By
                                           ------------------------
                                           Name:
                                           Title: